                                                                  Exhibit 10.7

                          SHAREHOLDER RIGHTS AGREEMENT


         The Shareholder Rights Agreement (the "Agreement"), dated as of April 20, 1998, is entered into by and among PBOC Holdings, Inc., a Delaware corporation (formerly known as SoCal Holdings, Inc.) (the "Company"), People's Bank of California, a federally chartered savings bank and a wholly-owned subsidiary of the Company (formerly known as Southern California Federal Savings and Loan Association) (the "Bank"), and the Trustees of the Estate of Bernice Pauahi Bishop, a trust organized under the laws of Hawaii (the "Bishop Estate"), BIL Securities (Offshore) Limited, a corporation organized under the laws of New Zealand ("BIL Securities"), and Arbur, Inc., a Delaware corporation ("Arbur") (each, a Holder and collectively referred to herein as the "Shareholders").

         WHEREAS, in April 1987, the Company acquired the Bank and, in connection therewith, the Bank was permitted to include in its regulatory capital and recognize as supervisory goodwill $217.5 million of cash assistance provided to the Bank by the Federal Savings and Loan Insurance Corporation, as well as $79.7 million of goodwill which was recorded by the Bank under generally accepted accounting principles;

         WHEREAS, in August 1989, Congress enacted the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 which provided, among other things, that savings institutions such as the Bank were no longer permitted to include goodwill in their regulatory capital (subject to a gradual phaseout which expired on December 31, 1994);

         WHEREAS, on January 28, 1993, the Company, the Bank and certain current and former stockholders of the Company (collectively, the "Plaintiffs") sued the United States of America in the United States Court of Federal Claims (the lawsuit, which is entitled SOUTHERN CALIFORNIA FEDERAL SAVINGS AND LOAN ASSOCIATION, ET AL. V. UNITED STATES, No. 93-52C, is hereinafter referred to as the "Litigation") seeking damages for breach of contract and for deprivation of property without just compensation and without due process of law;

         WHEREAS, as of the date set forth above, the Shareholders are the holders of all of the outstanding shares of common stock, par value $0.01 per share ("Common Stock"), of the Company;

         WHEREAS, each of the parties hereto has determined that it would be in its best interest to agree to the terms of the distribution of any recovery that may be obtained in the Litigation as set forth below;



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         NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

         1. DEFINITIONS.

                  (a) Litigation Recovery. The term "Litigation Recovery" means any aggregate cash payment or any cash resulting from the liquidation of Non-Cash Proceeds (as defined in Section 3(b) hereof) (the "Cash Payment"), if any, actually received by the Company and/or the Bank pursuant to a final, nonappealable judgment in, or final settlement of, the Litigation (including any post-judgment interest actually received by the Company and/or the Bank with respect to any Cash Payment) after deduction of (i) (x) the aggregate fees and expenses incurred from this date forward by the Company and the Bank in prosecuting the Litigation and obtaining the Cash Payment (including any costs and expenses incurred with respect to the monetization of any marketable assets received and/or liquidation of Non-Cash Proceeds) and/or (y) the aggregate liabilities, fees and expenses incurred from this date forward by the Company and the Bank with respect to any claim specified in Section 6 hereof and/or (z) the amount reimbursed to any Litigation Trustees under Section 7(c) hereof; (ii) any income tax liability of the Company and/or the Bank, computed on a pro forma basis, as a result of the Company's and/or the Bank's receipt of the Cash Payment (net of any income tax benefit to the Company and/or the Bank from making the Recovery Payment to the Shareholders, and disregarding for purposes of this clause (ii) the effect of any net operating loss carryforwards or other tax attributes held by the Company and the Bank or any of their respective subsidiaries or affiliated entities); (iii) any portion of the Litigation Recovery (calculated for purposes of this clause (iii) before the deduction of the amounts calculated pursuant to clauses (i) and (ii) above and clause (iv) below) which as of the date of distribution of any Recovery Payment is determined to be owing to one or more of the Plaintiffs (other than the Company and the Bank) or to any other third parties; and (iv) any portion of the Litigation Recovery (calculated for purposes of this clause (iv) before the deduction of the amounts calculated pursuant to clauses (i), (ii) and (iii) above) which Doreen J. Blauschild is entitled to receive as a result of her employment agreement with the Bank, dated as of April 11, 1995.

                  (b) Recovery Payment. The term "Recovery Payment" means 95% of the aggregate amount of the Litigation Recovery to which the Shareholders are entitled as a result of their ownership of Rights.

                  (c) Rights. The term "Rights" shall have the meaning set forth in Section 2 hereof.

         2. DISTRIBUTION OF RIGHTS.

         Pursuant to this Agreement and subject to the terms and conditions hereof, each Shareholder is entitled to one Contingent Goodwill Participation Right (each a "Right" and collectively, the "Rights") for each share of Common Stock held by such Shareholder as of the date hereof. Therefore, each Shareholder will respectively be entitled to the following number of Rights

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corresponding to its pro rata share of Common Stock held as of the date hereof:
The Bishop Estate: 59,100 Rights (60%), BIL Securities: 29,550 Rights (30%), Arbur, Inc.: 9,850 Rights (10%).

         The parties hereto confirm and agree that, notwithstanding the provisions of any judgment entered or settlement agreement entered into or executed in connection with the Litigation, each Right entitles its owner to receive 0.0009645% of the Litigation Recovery and the 98,500 Rights owned collectively by the three Shareholders as of the date hereof account for and represent in the aggregate 95% of the Litigation Recovery and 100% of the Recovery Payment. It is not the intent of the parties to create a debt obligation owed by the Company or the Bank to each Shareholder. Each Shareholder does not have the right to receive any distribution or payment from the Company and/or the Bank pursuant to this Agreement, nor does the Company and/or the Bank have a duty to make any payment to each Shareholder or distribution pursuant to this Agreement, except in each case to the extent of the Recovery Payment, if any, and except as described herein.

         3. THE REDEMPTION AND PAYMENT PROCEDURES.

                  (a) Payment Notice. Within 5 days of receipt by the Company and/or the Bank of any Litigation Recovery, or the liquidation by the Company and/or the Bank of any Non-Cash Proceeds (as required by Section 3(b) below) received in connection with the Litigation Recovery, the Company shall deliver to each Shareholder a written notice (the "Payment Notice") (i) specifying that a Litigation Recovery has been paid, (ii) describing the amount of cash proceeds received, (iii) describing the type and amount of any Non-Cash Proceeds received, the amounts received by the Company and/or the Bank upon liquidation of such Non-Cash Proceeds and the financial and other documentation supporting such liquidation value (as required by Section 3(b) below), and (iv) subject to
Section 3(d) below, specifying the date and method by which the Company will redeem the Rights by payment of the Recovery Payment.

                  (b) Non-Cash Proceeds. To the extent the Company and/or the Bank receives all or a portion of the Litigation Recovery in the form of non-cash proceeds (which does not include nonmarketable assets or assets which are unable to be sold or liquidated) (the "Non-Cash Proceeds"), the Company and the Bank shall liquidate the Non-Cash Proceeds. The Company shall provide to each Shareholder financial and other documentation reasonably sufficient to support the liquidation value of such Non-Cash Proceeds. With respect to Non-Cash Proceeds in the form of marketable securities, such documentation shall include at least two quoted market prices or dealer quotes. With respect to Non-Cash Proceeds in a form other than marketable securities, such documentation shall include a valuation from an investment banking or independent accounting firm, provided that in no event shall the Bank be required to distribute to the Company or the Company be required to distribute any amounts to the Shareholders in connection with any liquidation of Non-Cash Proceeds which exceed the amounts received by the Company and/or the Bank upon liquidation of such Non-Cash Proceeds.

                  (c) Bank Distribution. Subject to Section 4 below, to the extent all or any portion of the Litigation Recovery is received by the Bank, the Bank shall distribute such Litigation



                                       3
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Recovery to the Company (the "Bank Distribution"). To the extent any Litigation
Recovery is paid to the Bank in installments, the distribution to the Company shall be made in similar installments. Any Cash Proceeds received in connection with the Litigation Recovery shall be so distributed within 5 days of their receipt, independently of the need for liquidation by the Bank of any Non-Cash Proceeds. Any Non-Cash Proceeds received by the Bank will be liquidated in accordance with section 3(b) hereof. The liquidation value of any such Non-Cash Proceeds received in connection with the Litigation Recovery shall be distributed within 5 days of their liquidation, independently of the distribution of any Cash Proceeds.

                  (d) Redemption of Rights. Subject to Section 4 hereof, as promptly as practicable but in no event later than 5 days following the date of the Payment Notice, the Company shall redeem all of the outstanding Rights of each Shareholder by payment of the Recovery Payment to the Shareholders. To the extent the Litigation Recovery is paid to the Company and/or the Bank in installments, the redemption of the Rights and the distribution of the Recovery Payment shall be paid in similar installments. However, the parties confirm and agree that the Company shall not redeem any portion of the Rights less than one-year from the date of an "ownership change" of the Company and/or the Bank within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), unless the Company obtains an opinion from an independent accounting firm which states that the redemption should not materially affect the Company's and/or the Bank's limitation under Section 382 of the Code with respect to such ownership change.

                  (e) Interest. The parties hereto agree that the Shareholders will be entitled to any actual interest earned by the Company and/or the Bank attributable to its investment of the Recovery Payment for the period of time between the date on which the Company and/or the Bank receives any Litigation Recovery in connection with the Litigation and the date on which the Company either redeems the Rights pursuant to section 3(d) hereinabove or issues Recovery Payment Preferred pursuant to Section 4.

         4. CERTAIN RIGHTS OF SHAREHOLDERS.

                  (a) The parties to this Agreement intend that the Bank be obligated to distribute the Bank Distribution and that the Company be obligated to redeem the Rights and distribute the Recovery Payment pursuant to the terms hereof. Nevertheless, applicable laws, rules, regulations, directives or the terms of any judgment or settlement may limit or prevent the Bank from distributing the Bank Distribution and/or the Company from redeeming the Rights and distributing all or a portion of the Recovery Payment. In any such event, the Bank shall distribute such portion of the Bank Distribution and the Company shall redeem those Rights (on a pro rata basis) and distribute such portion of the Recovery Payment (on a pro rata basis), in each case to the extent not otherwise restricted under applicable laws, rules, regulations, directives or the terms of any judgment or settlement. The Bank has a continuing obligation pursuant hereto to distribute the balance of any Bank Distribution which it has been precluded from paying as soon as permissible under applicable laws, rules, regulations or directives or the terms of any judgment or settlement and the Company has a continuing obligation pursuant hereto to redeem the balance of the Rights and distribute the balance of any Recovery Payment which it has been precluded from paying as soon as permissible under applicable laws, rules, regulations or directives or the terms of any judgment or settlement. In no event, however, will the Company's redemption of the Rights result in an aggregate distribution of an amount greater than the Recovery Payment.

                  (b) If the Bank is limited or prevented from distributing the Bank Distribution and/or the Company is limited or prevented from redeeming all or a portion of the Rights and distributing all or a portion of the Recovery Payment, neither the Company nor the Bank will be deemed in default of this Agreement or to have violated its obligations hereunder, provided the Company shall have delivered to the Shareholders a certificate from the Chief Financial Officer of the Company and the Bank specifying that portion of the Rights that cannot be redeemed and that portion of the Recovery Payment that cannot be paid and the applicable law, rule, regulation, directive, judgment, settlement or action of a regulatory authority that is the source of the restrictions described above, and either (i) an opinion of outside counsel substantially to the effect that redemption of the Rights and the distribution of the Recovery Payment, or the applicable portion thereof, as the case may be, would result in the violation of the applicable law, rule, regulation, directive, judgment, settlement, or action of a regulatory authority that is the source of the restrictions described above or (ii) a copy of written documentation from the applicable regulatory authority to the effect that the Bank may not distribute the Bank Distribution, or any portion thereof, and/or the Company may not redeem the Rights and distribute the Recovery Payment, or any portion thereof.

                  (c) (1) To the extent the Company is prohibited from distributing the Recovery Payment, or any portion thereof, or cannot do so because the Bank is prohibited from making the Bank Distribution to the Company, the Company shall, upon the written request of any Shareholder, issue to such Shareholder preferred stock of the Company with an aggregate liquidation preference equal in value to the Recovery Payment or portion thereof which the Company shall have been prohibited from distributing or unable to distribute (the "Recovery Payment Preferred"). The terms of the Recovery Payment Preferred, as provided in this Section 4(c)(1) shall be set forth in Certificate of Designations and Preferences filed as a supplement to the Company's Amended and Restated Certificate of Incorporation. The Company shall issue the Recovery Payment Preferred upon surrender to the Company of such Shareholder's Rights.

                  (2) The stated value of each share of Recovery Payment Preferred shall be $1,000.

                  (3) (A) The holders of the Recovery Payment Preferred shall be entitled to receive, when, as and if declared by the Board of Directors and out of the assets of the Company which are by law available for the payment of dividends, cumulative preferential cash dividends payable quarterly on the last day of each calendar quarter commencing with the first full quarter following issuance thereof at a fixed rate per share of 9-3/4 %.


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

                           (B) Each quarterly dividend shall be fully cumulative
and dividends shall accrue, whether or not earned, declared or the Company shall have funds or assets available for the payment of dividends, from the first day of the quarter in which such dividends may be payable, except that with respect to the first quarterly dividend, such dividend shall accrue from the date of issue of the Recovery Payment Preferred.

                           (C) So long as any Recovery Payment Preferred remains
outstanding: (i) no dividend shall be declared or paid upon or set apart for payment, and no distribution shall be ordered or made in respect of the Company's Common Stock, or (ii) any other class of stock or series thereof; and
(b) no shares of Common Stock and no shares of any other class of stock or series thereof; and (c) no moneys, funds or other assets shall be paid to or made available for a sinking fund for the redemption or purchase of any shares of: (i) Common Stock; or (ii) any other class of stock or series thereof; unless, in each instance, full dividends on all outstanding shares of Recovery Payment Preferred: (i) for all past dividend periods shall have been paid; and
(ii) for the then current calendar quarter shall have been paid or declared and set aside for payment.

                  (4) In the event of any dissolution, liquidation or winding up of the affairs of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of the Recovery Payment Preferred shall be entitled to receive, out of the net assets of the Company available for distribution to its stockholders and before any distribution shall be made to the holders of Common Stock or to the holders of any other class of stock or series thereof an amount equal to $1,000 per share, plus an amount equal to all dividends accrued and unpaid on each share of Recovery Payment Preferred to but excluding the date fixed for distribution, and no more. If upon such voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, the net assets of the Company shall be insufficient to permit payment in full of the amounts required to be paid to the holders of the Recovery Payment Preferred, then a pro rata portion of the full amount required to be paid upon such dissolution, liquidation or winding up shall be paid to the holders of Recovery Payment Preferred.

                  (5) The Company shall have the right, at its option and by resolution of its Board of Directors, to redeem at any time and from time to time the Recovery Payment Preferred Stock, in whole or in part, upon payment in cash in respect to each Share of Recovery Payment Preferred redeemed at $1,000 per share, plus an amount equal to all dividends accrued and unpaid thereon to but excluding the date fixed for redemption.

      If less than all of the outstanding shares of Recovery Payment Preferred shall be redeemed, the particular shares to be redeemed shall be allocated by the Company among the respective holders of Recovery Payment Preferred, pro rata.

         (6) The holders of the Recovery Payment Preferred shall have no voting power except as set forth in this Section 4(C)(6). If at any time the equivalent of six or more full quarterly dividends (whether or not consecutive) payable on any shares of Recovery Payment Preferred shall be in default, the number of directors constituting the Board of Directors of the Company shall be

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increased by two, and the holders of all Recovery Payment Preferred shall have the exclusive right, voting together as one class, to elect two directors to fill such newly-created directorships. This right shall remain vested until all dividends in default on all outstanding Recovery Payment Preferred have been paid, or declared and set apart for payment, at which time: (i) the right shall terminate (subject to revesting in the case of any subsequent default of the kind described above); (ii) the term of the directors then in office elected by the holders of the outstanding Recovery Payment Preferred as a class shall terminate; and (iii) the number of directors constituting the Board of Directors of the Company shall be reduced by two.

                  (7) No sinking fund or funds shall be established for the retirement or redemption of the Recovery Payment Preferred.

                  (8) Shares of the Recovery Payment Preferred shall not be convertible into Common Stock or any other class of capital stock of the Company.

                  (9) For purposes hereof, any class or classes of stock of the Company, including Common Stock and other preferred stock, whether now existing or hereafter created shall be junior to the Recovery Payment Preferred, as to dividends or as to the distribution of assets upon redemption, liquidation, dissolution or winding up.

        5. FEES AND EXPENSES. The parties hereto agree that, from the date of this Agreement, the Company shall promptly pay directly all legal, accounting, consulting and all other fees and expenses incurred by the Company and the Bank and approved by the Litigation Committee (as defined in Section 9(a) hereof) in connection with the Litigation or any litigation against the Bank and/or the Company with respect to any claim specified in Section 6 hereof ("Ancillary Litigation"). In accordance with Section 1 hereof, such fees and expenses shall be deducted from the Recovery Payment distributed to the Shareholders.

        6. INDEMNIFICATION FOR CERTAIN CLAIMS. The Shareholders shall indemnify the Bank and/or the Company for 95% of liability incurred for claims specified in clause (1) below and 100% of the liability incurred for claims specified in clause (2) below (including in both instances for any amounts paid in any judgment or settlement of such claims or any portion of the Litigation Recovery which is determined to be owing to parties other than a Shareholder, the Company, and the Bank):

               (1) Any claim by a party now pending or hereafter brought, seeking in whole or in part any amounts paid or to be paid as the Litigation Recovery; and

               (2) Any claim by a party, other than the Company or the Bank, challenging the validity or binding effect of this Agreement.

In no event shall the Shareholders be liable, with respect to any and all claims or indemnities provided for in this Section 6, for an amount in excess of the actual monies recovered or awarded in the Litigation and paid over to that Shareholder as part of the Recovery Payment. To the extent

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any liability, fees and expenses incurred for a matter covered by this Section
6, are incurred subsequent to the distribution of the Recovery Payment to the Shareholders, each Shareholder will bear responsibility and shall reimburse the Company and/or the Bank for a share of such indemnification in the same proportion as its pro rata share of the Rights outstanding. The obligations and duties set forth in this Section 6 shall survive and continue as obligations of the Shareholders irrespective of whether the Shareholders assign any or all of the Rights pursuant to Section 7 hereof.

         7. SUCCESSORS AND ASSIGNS.

               (a) The Company's and the Bank's claims against the Government that are the basis for the Litigation are, and shall remain, an asset of the Company and the Bank. In the event of any acquisition, merger or consolidation of the Company or the Bank in which the Company and/or the Bank will not be the surviving entity, the Company and the Bank shall require its respective successors to assume, and such respective successors shall assume, the rights and obligations of the Company and the Bank under this Agreement.

               (b) The Rights of any Shareholder are assignable, in whole or in part, without charge to each Shareholder hereof upon surrender of this Agreement with a properly executed assignment at the principal office of the Company, provided that any such assignee shall execute this Agreement with respect to the number of Rights assigned and agree to the terms and conditions hereof. Upon any partial assignment, the Company and the Bank will at their expense issue and deliver to the Shareholder a new Agreement of like tenor, in the name of the Shareholder, which shall entitle such Shareholder to such number of Rights which were not so assigned. Notwithstanding the foregoing, the Rights may not be sold, transferred or otherwise disposed of, except in accordance with and subject to the provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

               (c) (1) To the extent that the Company enters into a definitive agreement providing for the acquisition, merger, or consolidation of the Company or the Bank, in which the Company or the Bank is not the surviving entity (the "Acquisition Agreement"), such Acquisition Agreement shall be required to specifically incorporate and provide for the terms set forth in this Section 7(c).

                  (2) Effective upon consummation of the transaction contemplated by the Acquisition Agreement, the Company (or any successor thereto) shall create a Litigation Trust (the "Litigation Trust"). The Litigation Trust shall be a statutory business trust created under Delaware law pursuant to a Declaration of Trust and the filing of a Certificate of Trust with the Delaware Secretary of State. The Litigation Trust shall have five Trustees designated by the Shareholders as follows: The Bishop Estate shall designate three Trustees; BIL Securities alone shall designate one Trustee; and BIL Securities together with Arbur shall jointly designate one Trustee. In the event a Trustee dies, resigns or is otherwise unable or unwilling to perform his or her duties, such Trustee's replacement shall be designated by the party or parties that designated the Trustee being replaced.

                  (3) Effective upon consummation of the transaction contemplated by the Acquisition Agreement, the Company (or any successor thereto) shall be contractually obligated to assume all duties and obligations of the Company and the Bank with respect to the Litigation Recovery and the redemption of the Rights under this Agreement.

                  (4) Effective upon consummation of the transaction contemplated by the Acquisition Agreement, the Litigation Trustees shall assume authority, identical to and succeeding to that of the Litigation Committee, to make all decisions on behalf of the Company (and its successors) with respect to the prosecution of the Litigation and in any Ancillary Litigation, including the selection and supervision of existing and any new counsel or other persons retained to assist in the prosecution of the Litigation or in any Ancillary Litigation, and deciding whether or not to accept any settlement offer. Without prejudice to any rights of the Shareholders, the Litigation Trustees shall have the authority to bring suit on behalf of the Shareholders to enforce any provision of this Agreement for the benefit of the Shareholders, including specifically the redemption of the Rights under Section 3 hereof. The Litigation Trustees may seek reimbursement by the Bank and/or the Company for any expenses, costs or fees reasonably incurred for their own administration and for management of the Litigation and any Ancillary Litigation, to include the retention of professionals, consultants, or other persons to assist in the management of the Litigation Trust or in the prosecution of the Litigation or in any Ancillary Litigation. Any such reimbursement by the Bank and/or the Company shall be deducted from the Litigation Recovery in accordance with Section 1(a)(i) hereof.

               (d) Nothing in this Agreement is intended to create any rights in the Shareholders against the United States, except as such parties may have had prior to the date of this Agreement or may have by operation of law.

         8. COOPERATION AND RIGHTS OF SHAREHOLDERS. The parties hereto agree that the Shareholders are and shall remain the principal beneficiaries of the Litigation so long as they retain their Rights under this Agreement, and that the Shareholders do and shall retain a significant beneficial interest in the direction and outcome of the Litigation. The parties also agree that they shall cooperate in good faith with respect to the prosecution of the Litigation so as to maximize the Litigation Recovery. The Rights (i) are junior to all debt obligations (whether for borrowed money or otherwise) of the Company and the Bank existing at the time of the redemption described in Section 3(d) except as to an obligation that is expressly made junior to the Rights, (ii) do not have a right to vote, and (iii) are a senior claim in relation to the right of the holders of any stock of the Company, including common stock and other preferred stock, whether now existing or hereafter created, as to dividends or as to the distribution of assets upon redemption, liquidation, dissolution, or winding up with respect to a Recovery Payment attributable to any Litigation Recovery (although the Shareholders will continue to have such other rights on liquidation attributable to their status as holders of Common Stock).

         9. MANAGEMENT OF THE LITIGATION

         (a) The Company shall prosecute the Litigation vigorously following the distribution of Rights with a view to resolution of the Litigation as promptly as practicable. In furtherance of this prosecution of the Litigation, the Board of Directors of the Company shall designate a special litigation committee of the Board of Directors (the "Litigation Committee") comprised of three directors which shall include the Chief Executive Officer of the Company, one Director designated by the Bishop Estate, and one Director who shall be designated jointly by BIL Securities and Arbur. The Litigation Committee shall have the exclusive right to oversee and to direct the prosecution of the Litigation (and any Ancillary Litigation) and to consider and decide upon settlement of the Litigation (and any Ancillary Litigation) as hereinafter provided. The Litigation Committee shall be authorized to make final decisions relating to any dismissal, settlement, or termination of the Litigation (and any Ancillary Litigation) and to decline to pursue any appeal or to settle the Litigation (and any Ancillary Litigation) prior to any Recovery Payment. In the event that any or all of the Shareholders should lose their representation upon the Board of Directors before the conclusion of the Litigation (or any Ancillary Litigation) and the distribution of the Recovery Payment, the relevant Shareholder(s) shall retain the right to designate member(s) of the Litigation Committee, which designees may include persons not members of the Board of Directors of the Company. If any such designee should not be simultaneously a member of the Board of Directors, the Litigation Committee shall thereupon become an advisory committee of the Company. The Litigation Committee's authority shall thenceforward consist of making recommendations to the Board of Directors relating to the prosecution of, and any dismissal, settlement, or termination of the Litigation (and any Ancillary Litigation), in whole or in part. The Litigation Committee shall present such recommendations in writing to the Board of Directors of the Company and the Board of Directors shall not dismiss, settle or terminate the Litigation (and any Ancillary Litigation), in whole or in part, without first receiving the favorable recommendation to that effect from the Litigation Committee. The adoption of any such recommendation to settle or otherwise terminate the Litigation and any Ancillary Litigation by the Board of Directors shall require an affirmative vote of 6 of the 7 members of the Board of Directors of the Company. The Company, as the sole shareholder of the Bank, shall cause the Bank to take no action which is inconsistent with any action taken at the direction of the Litigation Committee.

         (b) The Litigation Committee, regardless of its composition, shall select counsel of its choice to represent the Company and the Bank in the prosecution of the Litigation (or any Ancillary Litigation) and shall have the right to replace counsel at any time. The Litigation Committee's authority to hire or replace counsel shall include the authority to enter into compensation agreements with counsel.

         (c) Counsel designated by the Litigation Committee to prosecute the Litigation (or any Ancillary Litigation) and other persons retained to assist in the prosecution of the Litigation (or any Ancillary Litigation) shall be authorized to accept direction and control from the Litigation Committee on all matters concerning the Litigation (or any Ancillary Litigation).

         (d) In the event a member of the Litigation Committee dies, resigns, or is otherwise unable or unwilling to perform his or her duties, such member's replacement shall be designated by the party or parties that designated the member being replaced. The Company or the Bank shall have the right to remove any member from the Litigation Committee in the event such removal is required by any federal or state regulator having jurisdiction over the Company or the Bank or any of their subsidiaries. If any individual is so removed, his or her replacement shall be designated by the party or parties that designated the member being replaced. Any designation of a member under this subparagraph shall be effective upon written notice from the designating party or parties to the other parties to this Agreement.

         10. WAIVER; AMENDMENT. Any provision of this Agreement may be (i) waived by the party or parties benefited by the provision or (ii) amended or modified at any time, by an agreement in writing between the parties hereto, executed in the same manner as this Agreement.

         11. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and the Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         12. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Shareholders and the Company and the Bank with respect to the subject matter hereof, supersedes all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings other than those set forth or referred to herein. Notwithstanding this section, BIL Securities and Arbur may enter into agreements between themselves concerning their shared representation on the Board of Directors of the Company, the Litigation Committee, or the Litigation Trust.

         13. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of California, irrespective of the choice of laws principles of the State of California, as to all matters, including matters of validity, construction, assignment, enforceability, performance and remedies.

        14. DISPUTES. In any dispute between the Bank or the Company, on the one hand, and one or more of the Shareholders, on the other hand, arising under this Agreement, the prevailing party or parties shall be entitled to reimbursement of its reasonable attorneys fees, costs, and expenses incurred in the prosecution and resolution of the dispute.

        15. SEVERABILITY. Any covenant, provision, agreement or term of this Agreement that is prohibited or held to be void or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective as to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof.

        16. COMMUNICATIONS. All notices, demands and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, registered first-class mail, telex, telecopier, or air courier guaranteeing overnight delivery:

               (a) If to the Company or the Bank, initially at 5900 Wilshire Boulevard, Los Angeles, California 90036, Attention: President, Telephone (213) 938-6300; Telecopier: (213) 965-6218, and thereafter at such other address, notice of which is given in accordance with this Section 16; and

               (b) If to the Holder, initially at the following addresses and thereafter at such other address, notice of which is given in accordance with this Section 16:

               Trustees of the Estate of Bernice Pauahi Bishop
               567 South King Street
               Suite 200
               Honolulu, Hawaii  96813
               Attention:  Aaron Au
               Telephone:  (808) 523-6319
               Telecopier: (808) 524-7013

               BIL Securities (Offshore) Limited
               Suite 4150
               355 South Grand Avenue
               Los Angeles, CA  90071
               Attention: Michael S. Dreyer
               Telephone:  (213) 683-8790
               Telecopier:  (213) 617-1806

               Arbur, Inc.
               c/o William E. Simon & Sons, Inc.
               310 South Street
               Morristown, NJ  07960-1913
               Attention:  Mark Butler
               Telephone:  (973) 898-0290
               Telecopier: (973) 993-0925

               All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five business days after being sent by certified mail, return receipt requested, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and on the second following business day if timely delivered to an air courier guaranteeing overnight delivery.

        17. NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement expressed or implied is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        18. EFFECTIVE DATE. This Agreement shall be effective upon commencement of the Company's public offering, as contemplated by the Registration Statement filed with the Securities and Exchange Commission on March 20, 1998.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first shown above.

                           PBOC HOLDINGS, INC.



                           By:    /s/ Rudolf P. Guenzel
                                  ----------------------------------
                                  Name: Rudolf P. Guenzel
                                  Title: President and Chief Executive Officer



                           PEOPLE'S BANK OF CALIFORNIA




                           By:    /s/ Rudolf P. Guenzel
                                  ----------------------------------
                                  Name: Rudolf P. Guenzel
                                  Title: President and Chief Executive Officer


                           By:    /s/ J. Michael Holmes
                                  ----------------------------------
                                  Name: J. Michael Holmes
                                  Title: Executive Vice President,
                                         Chief Financial Officer




L:\DATA\1823\SRA-NBA.D2
                                      14

                           TRUSTEES OF THE ESTATE OF
                           BERNICE PAUAHI BISHOP


                           By:    /s/ Oswald Stender
                                  ----------------------------------
                                  Name: Oswald Kofoad Stender
                                  Title:  Trustee



                           By:    /s/ Lokelani Lindsey
                                  ----------------------------------
                                  Name: Marion Mae Lokelani Lindsey
                                  Title:  Trustee



                           By:    /s/ Richard S. H. Wong
                                  ----------------------------------
                                  Name: Richard Sung Hong Wong
                                  Title:  Trustee



                           BIL SECURITIES (OFFSHORE) LIMITED



                           By:    /s/ Michael S. Dreyer
                                  ----------------------------------
                                  Name: Michael S. Dreyer
                                  Title: Attorney-in-Fact


                          ARBUR, INC.



                           By:    /s/ Christine W. Jenkins
                                  ----------------------------------
                                  Name: Christine W. Jenkins
                                  Title: Vice President and Secretary